Exhibit 99.1

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper’s Board of Directors Elects

Anders Gustafsson to Its Board

MEMPHIS, Tenn. – February 15, 2019 – International Paper Company (NYSE: IP) announced the election of Anders Gustafsson to its Board of Directors effective March 1, 2019. Mr. Gustafsson, age 58, is the Chief Executive Officer and a member of the Board of Directors of Zebra Technologies Corporation, a global leader in innovating at the edge of the enterprise, designing and marketing specialty printers, mobile computing, data capture, radio frequency identification products and real-time locating systems. Prior to assuming his current role in 2007, Mr. Gustafsson served as Chief Executive Officer of Spirent Communications plc, a publicly traded telecommunications company.

“Anders brings tremendous international business experience to this role and will provide a unique and valuable technology perspective to the International Paper Board of Directors,” said Mark S. Sutton, Chairman and CEO. “We are extremely pleased to have Anders join our Board.”

Mr. Gustafsson has an MBA from the Harvard Graduate School of Business and a Master of Science degree in electrical engineering from Chalmers University of Technology in Gothenburg, Sweden. He was a Fulbright Scholar and received numerous fellowships and scholarships for academic excellence.

To learn more about other members of International Paper’s Board of Directors, visit www.internationalpaper.com under the Company and Leadership tab.

About International Paper

International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging, pulp and paper products with manufacturing operations in North America, Latin America, Europe, North Africa, India and Russia. We produce corrugated packaging products that protect and promote goods, and enable world-wide commerce; pulp for diapers, tissue and other personal hygiene products that promote health and wellness; and papers that facilitate education and communication. We are headquartered in Memphis, Tenn., employ 53,000 colleagues and serve more than 25,000 customers in 150 countries. Net sales for 2018 were $23 billion. For more information about International Paper, our products and global citizenship efforts, please visit internationalpaper.com.

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Contacts:

Media: Thomas J. Ryan, 901-419-4333; Investors: Guillermo Gutierrez, 901-419-1731; Michele Vargas, 901-419-7287.